Exhibit 10.2
AMENDMENT TWO
TO
CONAGRA FOODS, INC.
NONQUALIFIED PENSION PLAN
     This Amendment Two to the ConAgra Foods, Inc. Nonqualified Pension Plan (the “Plan”) is adopted by ConAgra Foods, Inc. and is effective on the date this Amendment is adopted by the Committee (the “Adoption Date”).
RECITALS
     1. Initial capitalized terms that are not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.
     2. The Company desires to clarify the calculation of the Plan benefit in the circumstance of a Participant who is eligible for early retirement under this Plan, but is not eligible for early retirement for purposes of the qualified pension plan due to imputed service under this Plan that does not apply for purposes of the qualified pension plan.
     3. The Company also desires to clarify the calculation of the Plan benefit so that it is measured at the Early Retirement Date rather than at the Normal Retirement Date in the case where the Participant is eligible for early retirement under this Plan and the qualified pension plan, so that the Participant receives the benefit of any early retirement subsidy on the entire benefit.
     4. The Company also desires to clarify the ability of certain participants whose most recent hire date is before June 1, 2001 to actively accrue a benefit under section 3.01(a), in addition to being a participant with respect to prior accruals.
     5. Currently all Participants who have elected to receive an annuity have elected to start payments on the later of Separation from Service or a stated date that is required under current Plan terms to be between normal or early retirement eligibility (as applicable) and age 70. The Company desires to clarify that in the event a future Participant elects an annuity but fails to elect a month and year to start, then the annuity will not start before early or normal retirement, as applicable.
     6. The Company desires to make certain other conforming changes and clarifications.
AMENDMENT
     1. A new Section 1.11B is added to read as follows:
     1.11B “Early Retirement Date” means the first day of the month coincident with or immediately following the later of the date the Participant separates from service, or attains age 55; provided, however, that a Participant will be eligible to have an Early Retirement Date if, and only if, as of the date of Separation from Service such Participant has at least ten years of “Service”, as that term is defined in the applicable Salaried Plan as in effect on December 31, 2008.
     2. Section 1.17 of the Plan is hereby amended to read in its entirety as follows; provided, however, that in no event will the payments made to any Participant in accordance with this amendment for any month be less than the payments that would have been made for such month to such Participant in the absence of this amendment:

1.17 “Non-Qualified Accrued Benefit” means, except as specifically provided in an individual agreement under Section 3.01(c):
a)	For any Participant whose benefit under this Plan is to commence in the form of a life annuity before Normal Retirement Date, but such Participant is not eligible for “early retirement” under Section 3.03 of the Salaried Plan as in effect on December 31, 2008, the difference between the Total Accrued Benefit and, to the extent permitted by Treasury Regulation sections 1.409A-2(a)(9) and 1.409A-3(j)(5) related to increases and decreases in non-qualified deferred compensation due to the operation of a “qualified plan” (as defined in the 409A regulations), the Qualified Plan Accrued Benefit, expressed as a single life annuity commencing as of the first day of the month following age 65. This difference shall be reduced for early commencement, expressed as a single life annuity commencing as of the Early Retirement Date.

b)	For any Participant whose benefit under this Plan is to commence in the form of a life annuity before Normal Retirement Date, and such Participant is also eligible for “early retirement” under Section 3.03 of the Salaried Plan as in effect on December 31, 2008, the difference between the Total Accrued Benefit reduced for early commencement and, to the extent permitted by Treasury Regulation sections 1.409A-2(a)(9) and 1.409A-3(j)(5) related to increases and decreases in non-qualified deferred compensation due to the operation of a “qualified plan” (as defined in the 409A regulations), the Qualified Plan Accrued Benefit reduced for early commencement, expressed as a single life annuity commencing as of the “early retirement date” as defined in Section 1.12 of the Salaried Plan as in effect on December 31, 2008.

c)	For all other Participants, the difference between the Total Accrued Benefit and, to the extent permitted by Treasury Regulation sections 1.409A-2(a)(9) and 1.409A-3(j)(5) related to increases and decreases in non-qualified deferred compensation due to the operation of a “qualified plan” (as defined in the 409A regulations), the Qualified Plan Accrued Benefit, expressed as a single life annuity commencing as of the first day of the month coincident with or following the later of age 65 or the date of Separation from Service
3.	A new Section 1.17A is added to read as follows:

1.17A “Normal Retirement Date” means the first day of the month coincident with or immediately following the Participant’s 65th birthday.

4.	Two new sentences are added after the first sentence of Section 2.01(a) to read as follows:
     If, and only if, such Employee who had an accrued benefit under Section 3.01(a) as of or prior to December 31, 2007 also has a most recent hire date prior to June 1, 2001, then such Employee shall also be eligible to actively participate in this Plan and accrue a benefit under Section 3.01(a) of this Plan until his first date of Separation from Service after June 1, 2001. All other Employees shall not be eligible to actively accrue a benefit under Section 3.01(a) of this Plan, except in accordance with the provisions of this Section 2.01(a) that follow this sentence.
5.	The second sentence of Section 3.01(c) is clarified by adding to the beginning thereof: “Notwithstanding anything in this Plan to the contrary,”.

6.	The second sentence of Section 4.01 is revised to read in its entirety as follows:
The normal date and form of payment of a Participant’s Non-Qualified Accrued Benefit shall be ten annual installments during January of each applicable year (the “Default Payment Form”) commencing during the January that next follows the earlier of the Participant’s Disability or Separation from Service (the “Default Payment Period”); provided that the Default Payment Period will be July, 2009, if such date is later than the Default Payment Period that would otherwise apply; and provided further that the Default Payment Period for Participants shall be July, 2009.
7.	Section 4.01(b) of the Plan is hereby amended in its entirety as follows:
4.01(b)	One of the following life annuity forms may be elected to commence during the month following the month during which Separation from Service occurs, or during the later of the month following the month during which Separation from Service occurs or the month and year elected by the Participant (which must precede the date the Participant attains age 70 and must be later than the date the Participant attains age 65 (or age 55, if the Participant has at least ten years of “Service,” as that term is defined in the applicable Salaried Plan as in effect on December 31, 2008)), provided that the commencement date will be July, 2009, if such date is later than the date payments would otherwise commence under this Section 4.01(b); and provided further that, the date an annuity commences with respect to any Participant who becomes a Participant on or after the Adoption Date may not be earlier than the date the Participant attains such Participant’s Normal Retirement Date (or the date the Participant attains such Participant’s Early Retirement Date); and provided further that the Committee may designate (and such designation may be on the applicable payment election form) fewer than all of the following alternatives for any one or more of the Participants:

(i)	Single life;

(ii)	Joint and 50% survivor;

(iii)	Joint and 66.67% survivor;

(iv)	Joint and 75% survivor;

(v)	Joint and 100% survivor; or

(vi)	Single life with ten year certain.

If a Participant has elected a life annuity without specifying the specific form, the default form for an unmarried Participant shall be single life and the default form for a married Participant shall be joint and 50% survivor. All annuity forms shall be paid monthly.

If Section 1.17(a) is applicable and the Participant elected any form of life annuity form of payment (including, for example, a single life, joint and survivor or life with term certain annuity), an additional benefit will be payable in the form of a temporary monthly term certain annuity from the Early Retirement Date under the Plan to the Normal Retirement Date. Such additional term certain benefit shall be treated as a payment that is separate from the life annuity for Code Section 409A purposes. The amount of the temporary monthly annuity will be the difference between the Total Accrued Benefit reduced for early commencement, and the Non-Qualified Accrued Benefit as determined in Section 1.17(a), including the reduction for early commencement.
8.	Section 4.01(d) of the Plan is amended to read in its entirety as follows:
4.01(d)	The Non-Qualified Accrued Benefit is expressed as a single life annuity payable at the applicable time set forth in Section 1.17. If the benefit is to be paid in another form or at another time, the Non-Qualified Accrued Benefit shall be converted to the scheduled form and time of payment by those administering this Plan using the factors used for comparable determinations under the Salaried Plan; provided, however, for purposes of calculating a lump sum or installments (but not any life annuity form), the determination will be made based on benefit amounts payable at the later of Normal Retirement Date or the date of Separation from Service, and the discount rate and mortality assumptions shall be those used by the Company for purposes of calculating pension expense under FAS 87 (or is successor) for this Plan for the Company’s fiscal year during which the lump sum is paid or installments commence (the “Applicable FAS 87 Assumption”). If any payment would have been made or commenced prior to July, 2009 but for a provision in this Section 4.01 that delays the making or commencement of payment until July, 2009, then the payment or payments that are made or commence during July, 2009 shall be adjusted as follows: (i) a lump sum or all installments shall be adjusted using the discount rate under the Applicable FAS 87 Assumption, and (ii) any monthly annuity payments that would have been paid before July, 2009 but are instead paid during July, 2009 will be adjusted using the discount rate under the Applicable FAS 87 Assumption.
9.	The second sentence of Section 4.02(c) is deleted.

10.	The first sentence of Section 4.06 is revised to add “as of the date of Separation from Service” following “Specified Employee.”

11.	The second sentence of Section 9.12 is revised by addition of the following at the end thereof:

(which additional tax, interest, penalties or income inclusion shall individually and in the aggregate be referred to as “Adverse 409A Consequence” or “Adverse 409A Consequences”)

12.	The following sentence is added to the end of Section 9.12:
The Company may delay any payment to the extent the delay would not result in any Adverse 409A Consequence.

13.	New Section 9.14 is added to the Plan to read as follows:

Compliance with a Domestic Relations Order. Notwithstanding any provision in the Plan or any Participant election to the contrary, with respect to payments to a person other than the service provider, the Company may provide for acceleration of the time or form of a payment to an individual other than the Participant, or a payment may be made to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order (as defined in Code § 414(p)(1)(B)). The Company may, in its sole and absolute discretion, impose any restrictions it desires on the terms of a domestic relations order with which it will comply pursuant to this Section.
This Amendment was approved by the HR Committee at its meeting held on November 29, 2010.

CONAGRA FOODS, INC.
By:	/s/ Charlie G. Salter
Charlie G. Salter
Vice President, Human Resources

Date: November 29, 2010

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